410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A
News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Record Sales for the Second Quarter and First Six-Months of Fiscal 2021

CHICAGO-(March 11, 2021) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its second quarter and first six-months of fiscal year 2021.

	Second Quarter			Year to Date
	Ended January 31			Ended January 31
	2021	2020	Change	2021	2020	Change
Consolidated Results
Net Sales	$74,500,000	$71,005,000	5%	$150,597,000	$142,127,000	6%
Net Income Attributable to Oil-Dri	$4,299,000	$4,830,000	(11)%	$8,283,000	$8,366,000	(1)%
Earnings per Common Diluted Share	$0.61	$0.67	(9)%	$1.17	$1.17	—%
Business to Business
Net Sales	$26,283,000	$24,471,000	7%	$53,805,000	$50,949,000	6%
Segment Operating Income	$7,663,000	$7,552,000	1%	$15,859,000	$15,848,000	—%
Retail and Wholesale
Net Sales	$48,217,000	$46,534,000	4%	$96,792,000	$91,178,000	6%
Segment Operating Income	$4,111,000	$5,608,000	(27)%	$8,589,000	$8,968,000	(4)%

Daniel S. Jaffee, President and Chief Executive Officer, stated, “We delivered another solid quarter of topline growth and set a record for second quarter consolidated net sales. This successful performance demonstrates our dedicated focus on two primary growth drivers of our business, mineral-based animal feed additives and lightweight cat litter. With the addition of new leadership, sales personnel and a renewed marketing strategy, we experienced a significant increase in demand for our animal health products. Our lightweight cat litter continued to gain traction with consumers as sales in this segment also increased in the second quarter compared to last year. While these and other areas of our product portfolio demonstrated strong revenue gains, we were met with several market challenges. Higher commodity prices as well as increased freight costs adversely impacted our gross margin. These headwinds, paired with ongoing COVID-19 impacts and increased investment spending in our animal health business, resulted in lower second quarter net income when compared to last year. We continue to be very focused on improving profitability by investing in strategic initiatives and cost saving capital projects that will have long term benefits for our company. The recent elevated freight and commodity costs necessitated the implementation of mid-fiscal year price increases.”

Consolidated Results
Consolidated net sales for the second quarter of fiscal 2021 reached $74.5 million, reflecting a 5% increase over the prior year. This growth is primarily due to higher demand of our cat litter and animal health products. Our agricultural, bleaching clay, and co-packaging cat litter products also experienced increased sales in the second quarter compared to the prior year. Consolidated gross profit decreased 4%, as margins were reduced to 24% in the second quarter of fiscal 2021 from 27% in the same period last year. This decline can be attributed to an 8% increase in cost of goods sold per manufactured ton, driven by higher freight, natural gas, packaging, and non-fuel manufacturing costs. Domestic trucking supply constraints resulted in significant increases in transportation costs. In addition, natural gas, which is used to operate our kilns, increased in the second quarter over the prior year. Higher packaging costs due to mix and increased resin pricing also contributed to the reduction in margin. Total selling, general and administrative (“SG&A”) expenses for the second quarter were $843,000 higher than the prior year, or a 6% increase. The second quarter of the prior fiscal year included a curtailment gain of $1.3 million related to the freeze of the Company’s Supplemental Executive Retirement Plan, which has since been terminated. Other income, net of interest expense, was $913,000 in the second quarter. This included an approximate $800,000 gain upon the annual actuarial valuation of our pension plan. Net income attributed to Oil-Dri was $4.3 million in the second quarter which represents an 11% decrease from the prior year.

With cash and cash equivalents of $31 million and approximately $10 million of debt on our balance sheet, we are in a very strong liquidity position. During the second quarter of fiscal year 2021, we repurchased 33,594 shares of common stock, with a total value of $1.2 million.

Products Group Review
The Business to Business (“B2B”) Products Group’s second quarter revenues climbed 7% over the prior year to $26.3 million as a result of sales increases for all of our products within this operating segment. Higher demand of animal health and agricultural products fueled the majority of this growth. Sales of animal feed additives increased 20% in the second quarter versus the prior year, due to enhanced distribution of Varium, a natural alternative to antibiotic growth promoters for poultry. This was an all-time high for second quarter net sales for Amlan International, our animal health business. Revenues within China increased by 140%, while Latin America and Mexico also experienced strong growth. Agricultural product sales rose 10% in the second quarter compared to last year, mainly due to product mix and increased sales to existing customers. Revenues for our fluids purification products increased by 3% in the second quarter versus last year, driven by higher demand within Latin America, Europe and

Africa. These gains were partially offset by revenue declines in North America resulting from favorable crop conditions which decreased the need for our bleaching clay products. In addition, COVID-19 continues to impact this business as many edible oil manufacturing plants have reduced production. The pandemic has also negatively affected sales of our Ultra-Clear products used for jet fuel processing, as fewer people are traveling by air. However, the B2B Products Group also benefited from a 5% increase in sales within our co-packaging cat litter business. This continued growth can be at least partially attributed to increased pet ownership since the onset of the pandemic.

Operating income in the B2B Products Group was $7.7 million in the second quarter, a 1% decrease from the prior year. Improved sales were offset by increases in freight, natural gas, packaging and non-fuel manufacturing costs along with a 26% increase in SG&A expenses. Elevated SG&A costs represent a strategic investment in our animal health business. These expenses reflect new marketing initiatives and compensation related to the hiring of new leadership and sales personnel who are essential to our growth plan.

The Retail and Wholesale (“R&W”) Products Group’s second quarter revenues reached $48.2 million, a 4% gain over the same period last year. We set a record for the highest second quarter net sales for total domestic cat litter, which demonstrates a 6% increase over the prior year. Once again, we exceeded category growth of 2.4% for the 12-week period ended January 23, 2021, according to third-party market research data for retail sales1. Demand for our branded and private label lightweight litter continued to be very strong and is reflected in the past five consecutive quarters of revenue improvement over prior year periods. E-commerce proved to be an area of continued success, as we experienced double-digit sales increases for the second quarter of fiscal 2021 when compared to the second quarter of fiscal 2020. Cat litter revenue from our Canadian subsidiary grew significantly in the second quarter versus the prior year due to higher sales of our private label lightweight litter to our largest customer and distribution expansion via a new significant national retail customer. Revenues from the industrial and sports products business decreased by 10%, compared to the second quarter of fiscal 2020, primarily due to COVID-19’s negative impact on our sports business. Many sports fields remained closed and a number of sports customers still had inventory on hand from the previous season.

Operating income for the R&W Products Group was $4.1 million in the second quarter, a 27% decrease from the prior year. Higher sales were offset by significant increases in freight, natural gas, packaging and non-fuel manufacturing costs. Higher advertising spending due to a shift in timing of our programming led to a 15% year-over-year increase of SG&A in the quarter. Our advertising strategy remains focused on a digital media campaign, and we expect total advertising expenses in fiscal year 2021 to be comparable to fiscal year 2020 spending levels.

The Company will host its second quarter of fiscal 2021 earnings teleconference on Friday, March 12, 2021 at 10:00 a.m. Central Time. Participation details are available on the company’s website’s Events page.

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1Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 12-week period ended January 23, 2021, for the U.S. xAOC+Pet Supers market. Copyright © 2021 Nielsen.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With 80 years of experience, the company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri”, “Varium”, “Amlan” and “Ultra-Clear” are registered trademarks of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” or variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings
Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)	Second Quarter Ended January 31
	2021	% of Sales	2020	% of Sales
Net Sales	$74,500	100.0%	$71,005	100.0%
Cost of Sales	(56,328)	(75.6)%	(52,047)	(73.3)%
Gross Profit	18,172	24.4%	18,958	26.7%
Selling, General and Administrative Expenses	(13,928)	(18.7)%	(13,085)	(18.4)%
Operating Income	4,244	5.7%	5,873	8.3%
Interest Expense	(164)	(0.2)%	(103)	(0.1)%
Other Income (Expense)	1,077	1.4%	(12)	—%
Income Before Income Taxes	5,157	6.9%	5,758	8.1%
Income Tax Expense	(869)	(1.2)%	(1,009)	(1.4)%
Net Income	4,288	5.8%	4,749	6.7%
Net Loss Attributable to Noncontrolling Interest	(11)	—%	(81)	(0.1)%
Net Income Attributable to Oil-Dri	$4,299	5.8%	$4,830	6.8%

Net Income Per Share (1): Basic Common	$0.62		$0.68
Basic Class B Common	$0.47		$0.51
Diluted Common	$0.61		$0.67
Diluted Class B Common	$0.46		$0.51
Avg Shares Outstanding: Basic Common	5,150		5,181
Basic Class B Common	1,934		2,039
Diluted Common	5,253		5,277
Diluted Class B Common	1,967		2,067

(1) Our Form 10-Q for three months ended January 31, 2021 and 2020 reflects a change in presentation for net income per share. We have historically disclosed net income per share for our diluted Common and Class B Common shares in total. As we have two classes of common shares, we have elected to change our net income per share presentation to reflect net income per share for both of our classes of common shares - our diluted Common shares and our diluted Class B Common shares.

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)	Six Months Ended January 31,
	2021	% of Sales	2020	% of Sales
Net Sales	$150,597	100.0%	$142,127	100.0%
Cost of Sales	(112,121)	(74.5)%	(103,234)	(72.6)%
Gross Profit	38,476	25.5%	38,893	27.4%
Selling, General and Administrative Expenses	(29,055)	(19.3)%	(28,899)	(20.3)%
Operating Income	9,421	6.3%	9,994	7.0%
Interest Expense	(356)	(0.2)%	(206)	(0.1)%
Other Income	847	0.6%	47	—%
Income Before Income Taxes	9,912	6.6%	9,835	6.9%
Income Tax Expense	(1,675)	(1.1)%	(1,626)	(1.1)%
Net Income	8,237	5.5%	8,209	5.8%
Net Loss Attributable to Noncontrolling Interest	(46)	—%	(157)	(0.1)%
Net Income Attributable to Oil-Dri	$8,283	5.5%	$8,366	5.7%

Net Income Per Share (1): Basic Common	$1.20		$1.19
Basic Class B Common	$0.89		$0.89
Diluted Common	$1.17		$1.17
Diluted Class B Common	$0.88		$0.88
Avg Shares Outstanding: Basic Common	5,149		5,164
Basic Class B Common	1,930		2,045
Diluted Common	5,265		5,251
Diluted Class B Common	1,972		2,070

(1) Our Form 10-Q for six months ended January 31, 2021 and 2020 reflects a change in presentation for net income per share. We have historically disclosed net income per share for our diluted Common and Class B Common shares in total. As we have two classes of common shares, we have elected to change our net income per share presentation to reflect net income per share for both of our classes of common shares - our diluted Common shares and our diluted Class B Common shares.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of January 31
		2021	2020
Current Assets
Cash and Cash Equivalents		$30,708	$21,569
Accounts Receivable, Net		38,896	35,699
Inventories		23,655	22,679
Prepaid Expenses and Other		9,528	6,234
Total Current Assets		102,787	86,181
Property, Plant and Equipment, Net		91,653	89,831
Other Noncurrent Assets		33,757	33,067
Total Assets		$228,197	$209,079

Current Liabilities
Current Maturities of Notes Payable		$1,000	$3,067
Accounts Payable		7,276	9,565
Dividends Payable		1,799	1,766
Other Current Liabilities		24,854	19,107
Total Current Liabilities		34,929	33,505
Noncurrent Liabilities
Notes Payable		8,864	—
Other Noncurrent Liabilities		31,963	28,645
Total Noncurrent Liabilities		40,827	28,645
Stockholders' Equity		152,441	146,929
Total Liabilities and Stockholders' Equity		$228,197	$209,079

Book Value Per Share Outstanding		$21.53	$20.38

Acquisitions of:
Property, Plant and Equipment	Second Quarter	$4,030	$3,386
	Year To Date	$7,598	$7,286
Depreciation and Amortization Charges	Second Quarter	$3,561	$3,460
	Year To Date	$7,065	$6,929

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Six Months Ended
	January 31
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$8,237	$8,209
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	7,065	6,929
Increase in Accounts Receivable	(3,798)	(434)
Decrease in Inventories	412	1,508
(Decrease) Increase in Accounts Payable	(3,901)	2,661
Decrease in Accrued Expenses	(5,201)	(1,602)
Decrease in Pension and Postretirement Benefits	(437)	(5,536)
Other	708	2,535
Total Adjustments	(5,152)	6,061
Net Cash Provided by Operating Activities	3,085	14,270

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(7,598)	(7,286)
Other	3	—
Net Cash Used in Investing Activities	(7,595)	(7,286)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Notes Payable	—	(3,083)
Dividends Paid	(3,606)	(3,527)
Purchase of Treasury Stock	(2,189)	(523)
Net Cash Used in Financing Activities	(5,795)	(7,133)

Effect of exchange rate changes on Cash and Cash Equivalents	123	(144)

Net Decrease in Cash and Cash Equivalents	(10,182)	(293)
Cash and Cash Equivalents, Beginning of Period	40,890	21,862
Cash and Cash Equivalents, End of Period	$30,708	$21,569